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                                                                   EXHIBIT 10.25


                                                     Albert J. Costello
                                                     Chairman and CEO

                                                     W.R. Grace & Co.
                                                     One Town Center Road
                                                     Boca Raton, FL 33486-1010

                                                     July 31, 1995


Mr. Brian J. Smith
2667 N.W. 63rd Place
Boca Raton, FL  33496

Dear Brian:

         This letter outlines the arrangements relating to your resignation as Executive Vice President and Chief Financial Officer of W.R. Grace & Co. ("Company").

1. You resigned your position as Executive Vice President and Chief Financial Officer effective as of July 18, 1995. You will remain in employment status until July 31, 1996 and continue to receive your salary at your current annual rate and to receive other benefits currently provided to you (with the exception of the Long-Term Disability Plan participation) while you remain in employment status until that date.

2. Following your termination of active employment status under paragraph 1 above, you shall be entitled to the compensation and benefits set forth below in accordance with and subject to the following terms:


Compensation

A. No severance pay will be paid to you either before or after the expiration of the one year period described in paragraph 1, which ends July 31, 1996. However, you may elect to take the remainder of the pay described in that paragraph as a lump sum at any time before July 31, 1996 (including in May 1996 after reaching age 52 to qualify for post-retirement life and medical coverage). As of the date that any such lump sum is paid to you, your participation as an active employee in the Company's benefit plans will cease.

B.       Incentive Compensation

         You shall be considered for annual incentive compensation for 1995 based on the financial performance of the Company and your individual performance. You will not be eligible for 1996 incentive compensation.

C.       Executive Salary Protection Plan and Split-Dollar Life Insurance Plan

         Your participation in the Executive Salary Protection Plan shall cease 30 days following the date of termination of your employment (July 31, 1996) with respect to death benefit coverage, and on August 1, 1995 with respect to disability coverage in accordance with the terms of such Plan. In accordance with the terms of the Split-Dollar Life Insurance Plan, your participation in such Plan will cease upon your termination of employment (July 31, 1996), although you may purchase the policy from

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the Company by reimbursing the Company for the premiums paid by the Company in your behalf through the date of termination of your employment. Estimated premiums paid by the Company through August 1, 1996 are expected to total approximately $325,000 for five policy years.

D.       Long-Term Incentive Plan

         Your participation in the Company's Long-Term Incentive Plan for the 1993-95, 1994-96 and 1995-97 Performance Periods will vest and be paid to you at the same time as other participants. While you will participate for the full 1993-1995 cycle, your awards for 1994-96, and 1995-97 will be prorated as of your July 31, 1996 date of termination unless the Plan is otherwise amended by the Board.

E.       Stock Options

         Your 1995, 1994, and 1993 as well as your 1991 and 1992 stock option grants are fully vested. Subject to SEC requirements and restrictions (as to which you should consult Bob Lamm), you are free to exercise your stock options and to sell the shares acquired on exercise. However, please note that under these SEC rules, you should not sell any shares covered by your 1995 grant until six months after the date of grant (September 3, 1995). You will have a three-year grace period following the termination of your employment during which you may exercise your options, i.e., through July 31, 1999.

F.       Stock Swap Arrangement

         The 11,150 shares of restricted stock granted under the August
1, 1991 "Stock Swap Arrangement" are scheduled to have the restrictions lapse as scheduled beginning in 1997. The Compensation Committee will be asked on August 3, 1995, to amend the restricted share award and accelerate the lapse of restrictions effective August 3, 1995. The Committee will be asked to amend the option granted to you on August 1, 1991 to make it exercisable in full effective August 3, 1995 and to provide a three-year grace period following July 31, 1996 during which the option may be exercised, i.e., through July 31, 1999.

G.       Deferred Compensation

         Your deferred compensation balances, estimated at $509,573 as of May 31, 1995, will be paid in accordance with the distribution elections you have previously made regarding amounts attributable to the pre-1990 program ($205,764) following July 31, 1996. The remainder will be paid in a lump sum after July 31, 1996.


Benefits

H.       Active benefit coverages continue for 12 months through July
31, 1996, (or only through such earlier date if you elect to receive a lump sum payment of your remaining salary payments) for medical, dental and accident plans and participation in the Company's Retirement and Savings Plans continue through July 31, 1996; Long-term Disability Plan participation ceases on August 1, 1995.




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I.       Savings and Investment Plan

         Following your termination of employment on July 31, 1996, you may elect to take a lump sum distribution under the Savings and Investment Plan, defer your distribution out to age 70 1/2 or elect to begin receiving installment payments over a period of up to 10 years, any such election being in accordance with the Plan. Your balance as of July 14, 1995 totals $934,110.

J.       Post-Retirement Life and Medical Coverage

         You may participate in the Company's post-retirement life (coverage of $5,000) and medical plans, beginning August 1, 1996, in accordance with their terms (which provide for special eligibility at or after age 52) following your termination of employment.

K.       Pensions

         Under the Company's Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and assuming continuous service through July 31, 1996, and continuation of your base salary through July 31, 1996, your estimated annual benefit on a straight life basis would be $151,572 at age 55 and $182,616 at age 62. You can elect your preferred option under the plan.

L.       Perquisites

         You may continue to have use of your Company-provided lease car through December 31, 1995, and to continue financial counseling for expenses incurred for 1995 and through July 31, 1996.

M.       Unused Vacation Payment

         You shall be entitled to paid vacation aggregating not less than five weeks during 1995 and 1996. You shall be entitled to payment for any unused vacation time in accordance with Company policy at the time your employment terminates on July 31, 1996.

         Please confirm your agreement with the foregoing by signing a copy of this memorandum where indicated below and returning it to me.




                                             /s/  A. J. Costello
                                             -------------------
                                             A. J. Costello


Accepted and agreed to
this 2nd Day of August


/s/ B.J. Smith
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[GRACE LOGO]                       Pamela J. Hamilton, Senior Vice President

                                   W. R. Grace & Co.
                                   One Town Center Road
                                   Boca Raton, FL 33486-1010




                                        August 9, 1995

Mr. Brian J. Smith
2667 N.W. 63rd Place
Boca Raton, FL 33496

Dear Brian:

     The purpose of this letter is to confirm that your request to have the restrictions lapse on the restricted stock and to accelerate the vesting of your stock options that were part of the 1991 "stock swap" was presented to the Compensation Committee on August 3, 1995. As was the case with another officer, the Committee declined to approve the request.

     The restrictions on your restricted stock are scheduled to lapse on July 31, 1996. Should you elect to receive a lump sum payout of your remaining base salary prior to July 31, 1996, thereby ending your "employment status," the restrictions would end on such date. The three year grace period under your options commences on the termination of employment (in other words, July 31, 1996, or any earlier termination date).

     Please do not hesitate to call me (x2101) or Bill Monroe (x2221) should you have any questions.

                                                    Sincerely,


                                                    /s/ Pamela J. Hamilton
                                                    ----------------------
                                                        Pamela J. Hamilton